                                                                     EXHIBIT 4.3


                           HEALTHCARE.COM CORPORATION
                     NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                    (Amended and Restated as of May 5, 2000)


         1. Purpose of the Plan. The purpose of the Healthcare.Com Corporation Non-Employee Director Stock Option Plan (the "Plan") of Healthcare.Com Corporation (the "Corporation") is to promote the interests of the Corporation and its shareholders in obtaining and maintaining the services of knowledgeable and independent directors on the Corporation's Board of Directors (the "Board"). The Plan is intended to make available for purchase by Non-Employee directors shares of the Corporation's common stock, par value $.01 per share, together with associated preferred stock purchase rights (the "Common Stock"), thus providing an additional incentive for such directors to continue to serve on the Board and giving them a greater interest as shareholders in the success of the Corporation.

         2. Effective Date of the Plan. The Plan shall take effect on the date of its adoption by the Board (the "Effective Date"), provided that the Plan shall be subject to approval by the Corporation's shareholders (to the extent required by applicable law or rules). If the Plan is not so approved by the Corporation's shareholders, the Plan shall terminate and any options granted hereunder shall be void and have no force or effect.

         3. Shares Subject to the Plan. Subject to adjustment as provided in paragraph 13 hereof, an aggregate of 500,000 shares of the Common Stock shall be available for issuance upon the exercise of all options granted under the Plan. Such shares may consist either in whole or in part, as the Board in its discretion shall from time to time determine, either of authorized but unissued shares of Common Stock or issued shares of Common Stock which have been reacquired by the Corporation. If any option granted under this Plan expires or ceases to be exercisable without having been exercised in full, the unpurchased shares shall thereafter be available for the grant of further options under the Plan.

         4. Administration of the Plan. The Plan shall be administered by the Board. The Board shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.

         5. Eligibility; Grant of Options.

            (a) Options under the Plan shall be granted to each director of the Corporation who is not otherwise an employee of the Corporation or any subsidiary of the Corporation (a "Non-Employee Director") on the Effective Date or, in the case of future Non-Employee Directors, on (i) the date such director is first duly elected as a director by the shareholders of the Corporation or the Board, or, if later, (ii) the date such director first becomes a Non-Employee Director (in either case, the "Initial Grant Date"). In addition, an option shall be granted to each continuing Non-Employee Director who is serving as such at the annual meeting of the shareholders, provided that such individual has been a Non-Employee Director for the preceding six (6) months (the "Annual Grant Date").

                  (b) Each Non-Employee Director shall be granted, as of the Initial Grant Date, with respect to such director, an option to acquire 20,000 shares of Common Stock, subject to adjustment as set forth in paragraph 13 hereof. In addition, in accordance with paragraph (a) above each Non-Employee Director shall be granted on each Annual Grant Date with respect to such director an option to acquire 5,000 shares of Common Stock, subject to adjustment as set forth in paragraph 13 hereof. Each option granted under the Plan shall be evidenced by an option agreement (an "Agreement") duly executed on behalf of the Corporation and by the director to whom such option is granted, which Agreement shall comply with and be subject to the terms and conditions of the Plan. An Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board. No option shall be deemed to be granted within the meaning of the Plan and no purported grant of any option shall be deemed effective until such an Agreement shall have been duly executed on behalf of the Corporation and the director to whom the option is to be granted.

         6. Option Price. The option price per share with respect to each option granted under the Plan shall be 100% of the fair market value on the applicable Initial Grant Date or applicable Annual Grant Date (in all cases said date to be referred to as the "Date of Grant"). For purposes of the preceding sentence, the fair market value of a share of Common Stock shall mean the closing sale price of the Common Stock on the Date of Grant or, if a public holiday, weekend or other day in which shares of stock are not publicly traded, the first trading day immediately prior thereto, or, in case no sale is publicly reported, the average of the closing bid and asked quotations for the Common Stock on that date, in any case as reported in the Wall Street Journal or, if the Common Stock is not then quoted in the Wall Street Journal or an equivalent publication, as furnished by a member of the National Association of Securities Dealers, Inc. selected by the Corporation for that purpose.

         7. Term of Options. The term of each option granted under the Plan shall be five (5) years from the Date of Grant, subject to earlier termination as provided in paragraphs 10 and 11 herein.

         8. Time and Manner of Exercise of Options.

                  (a) Except as otherwise provided herein, options granted under the Plan shall not be exercisable for a period of one year from the Date of Grant. Thereafter, options shall be exercisable in accordance with the terms of the Plan at any time or from time to time during the term of the option, subject to the following: (i) not more than one third of the total number of option shares shall be purchasable on or following the first anniversary of the Date of Grant; (ii) not more than two thirds of the total number of option shares shall be purchasable on or following the second anniversary of the Date of Grant; and
(iii) 100% of the option shares shall be purchasable on or following the third anniversary of the Date of Grant.

                  (b) Subject to the foregoing, an option granted under the Plan may be exercised in full at one time or in part from time to time by giving written notice, signed by the person or persons exercising the option, to the Corporation, stating the number of shares with respect to which the option is being exercised. Upon the exercise of the option, the purchase price of the shares shall be paid in full (i) in cash; (ii) in shares of Common Stock of the Corporation (not subject to limitations on transfer) valued at the fair market value of such shares on the trading day immediately preceding the date of purchase; provided that any shares of Common Stock tendered for payment shall have been owned for a period of six (6) months or such other period as in the opinion of the Board shall be sufficient for such shares to be considered "mature" shares for purposes of accounting for the transaction; or (iii) if the applicable Agreement so specifies, and subject to such rules as may be established by the Board through a so-called "cashless exercise" procedure with a designated broker; or (iv) a combination of the above. The Corporation shall not be required to deliver certificates for such shares until such payment has been made.

                  (c) The holder of an option granted under the Plan shall not have any rights as a shareholder with respect to the shares subject to the option until certificates representing such shares are delivered to him by the Corporation upon the exercise of his option.

         9. Nontransferability of Options. No option granted under the Plan shall be transferable or assignable by the optionee, otherwise than by will or the laws of descent and distribution. During the lifetime of the optionee, the option shall be exercisable only by him. Notwithstanding the above, the Board, in its sole discretion, may allow for the limited transfer of an option to family members of the optionee, or a trust benefiting such family members, for estate planning purposes.

         10. Effect of Termination of Services or Loss of Eligible Director Status. An option granted under the Plan shall terminate within thirty (30) days immediately following (i) the director's discontinuance of service on the Board of Directors for any reason, with or without cause, other than the director's death or the discontinuance of his services due to the circumstances set forth in paragraph 12 herein, or (ii) the director's loss of Non-Employee status with respect to the Corporation or any subsidiary of the Corporation. In either of such events, the optionee may exercise his option during such thirty-day period, to the extent of the number of shares of Common Stock covered by his option which were purchasable by him at the date of such termination or loss of Non-Employee status, as the case may be. Notwithstanding the provisions of
Section 8 or any other contrary provision in the Plan, an option of a director whose service on the Board of Directors expires because of his decision not to stand for re-election at an annual meeting of shareholders shall vest as if the director's anniversary of his Date of Grant occurred on the day before the date of the annual shareholder's meeting after which he would no longer be a director of the Corporation.

         11. Death of Option Holder. In the event of the death of an optionee while serving as a Non-Employee Director of the Corporation, the option shall terminate on the earlier of six months following the date of death or the expiration date of the option as provided by paragraph 7 of the Plan. Such option may be exercised during such time by the executors or administrators of the optionee or by any person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, to the extent of the full number of shares that the optionee was entitled to purchase under the option on the date of his death.

         12. Change in Control. If an optionee's service as a member of the Board of Directors is terminated or discontinued due to or as result of change in control, his option shall become immediately exercisable in full as of a period beginning thirty (30) days prior to such proceeding, without regard to the provisions of paragraph 8(a) of the Plan. For purposes of this paragraph, a "change in control" of the business and operations of the Corporation shall mean a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect on the Effective Date; provided that, without limitation, such a change in control shall be deemed to have occurred if any "person" (as such term is used in Section 13(d)(2) of the Exchange Act) after the Effective Date becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities. Notwithstanding the foregoing, this paragraph 12 shall not apply to the distribution by Matria Healthcare, Inc. Inc. to its shareholders of common stock of the Corporation and such transaction shall not constitute a "change in control" hereunder.

         13. Antidilution. In the event that the outstanding shares of the Common Stock of the Corporation are changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares or dividends payable in capital stock, appropriate adjustment shall be made in the number and kind of shares as to which outstanding options, or portions thereof then unexercised shall be exercisable, to the end that the proportionate interest of the optionee shall be maintained as before the occurrence of such event; such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the option price per share. Notwithstanding the foregoing, the Corporation may adjust the option price of any option hereunder pursuant to a formula established by the Corporation solely to preserve without exceeding the value of such option in the event of the spin-off of any subsidiary of the Corporation.

         14. Securities Matters. The exercise of any option granted hereunder shall only be effective at such time as counsel to the Corporation shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise will not violate any state or federal securities or other laws. The optionee desiring to exercise an option may be required by the Corporation, as a condition of the effectiveness of any exercise of an option granted hereunder, to agree in writing that all shares of Common Stock to be acquired pursuant to such exercise shall be held for investment for his own account without a view to any further distribution thereof, that the certificates for such shares shall bear an appropriate legend to that effect and that such shares will not be transferred or disposed of except in compliance with applicable federal and state laws. The Corporation may, in its sole discretion, defer the effectiveness of any exercise of an option granted hereunder in order to allow the issuance of shares of Common Stock pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Corporation shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws.

         The Corporation shall inform the optionee in writing of its decision to defer the effectiveness of the exercise of an option granted hereunder. During the period that the exercise of the option has been deferred, the optionee may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

         15. Termination and Amendment of the Plan. Unless sooner terminated as herein provided, the Plan shall terminate ten (10) years from the Effective Date. The Board may suspend or terminate the Plan or make such modification or amendment thereto as it deems advisable; provided, however, that (a) the Plan may not be amended or modified more than once every six months unless such amendment is necessary to comply with changes to either the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, and (b) except as provided in paragraph 13, the Board may not, without the approval of the shareholders of the Corporation, change the number of shares subject to the Plan or any option granted thereunder, extend the option period provided for in paragraph 7, or materially increase the benefits under the Plan. No termination, modification or amendment of the Plan shall, without the consent of an optionee, adversely affect the rights of such optionee.